Exhibit 10 (d)

Fastraxx Las Vegas Indoor Karting LLC
Att: Geoffrey Levy, Founding Member
2251 N. Rampart Blvd. #323
Las Vegas, NV 89128

Re: Consulting Retainer Agreement
Research, Viability, Implementation of an Indoor Karting Facility in
Las Vegas, NV

Dear Mr. Geoffrey Levy:

The purpose of this retainer agreement is to memorialize the arrangement that was created on November 27, 2001, between you and our firm. Now that you have created a formal entity, Fastraxx Las Vegas Indoor Karting LLC ("Fastraxx"), we have agreed to create this consulting retainer agreement between Fastraxx and IGFS Ltd. ("IGFS") for services performed to date and for future services. This will confirm our consulting retainer agreement whereby Fastraxx has hired IGFS to perform all necessary services required to establish an indoor karting facility in Las Vegas, NV, starting with the idea and continuing through the research, due diligence, fund raising, building or lease acquisition and ending with the opening of the facility. Based on the understanding that FasTraxx is not yet capitalized, IGFS has agreed to accept a monthly consulting retainer amount of $30,000 all inclusive to be accrued each month from November 27, 2001, and continuing indefinitely until a Fastraxx facility opens in Las Vegas, NV. Upon Fastraxx receiving adequate funding, Fastraxx agrees to pay all amounts in arrears and to continue paying the consulting retainer on a current basis. It is understood that this monthly consulting retainer includes all services and expenses and no substantiation of costs, time, etc., shall be provided. However, please be assured that all necessary energy and expenses will be made on behalf of this project by IGFS.

In return for IGFS' efforts on Fastraxx' behalf, in addition to the monthly consulting retainer fee to be earned by IGFS, IGFS or its nominee shall also receive 4.9% ownership in either Fastraxx or any public company that Fastraxx merges into or is acquired by prior to the opening of the Las Vegas facility.

Please acknowledge your agreement with this formal consulting retainer agreement by signing appropriately below.

Sincerely,

For and on behalf of IGFS Ltd.

By:
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    Paul Gastwirth, Its President

I, Geoffrey Levy as a Founding Member of Fastraxx Las Vegas Indoor Karting LLC have read and understand the above consulting retainer letter, have received a copy, and for and on behalf of Fastraxx Las Vegas Indoor Karting LLC accept all of its terms:

Accepted and Agreed To on July 23, 2002:

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Geoffrey Levy as Founding Member